Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (on Form S-8 Nos. 333-134906, 333-125456, 333-112322, 333-102769, 333-99629, 333-90778, 333-69706, 333-67332 and 333-95797 and on Form S-3 Nos. 333-147146, 333-140365, 333-135015 and 333-112323) of Sequenom, Inc., and in the related prospectus of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of Sequenom, Inc. and the effectiveness of internal control over financial reporting of Sequenom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

San Diego, California

March 17, 2008